Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

BOLT PROJECTS HOLDINGS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	Other	913,979	$8.20	$7,494,627.80	0.0001531	$1,147.43

Total Offering Amounts:							$7,494,627.80		1,147.43
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,147.43

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Consists of (i) up to 518,817 shares of common stock by the Selling Stockholders and (ii) the resale of up to 395,162 shares of common stock by the Selling Stockholders issuable upon the exercise of outstanding pre-funded warrants.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $8.20, which is the average of the high and low prices of Common Stock on The Nasdaq Global Market on August 18, 2025 (such date being within five business days of the date that this registration statement was first filed with the SEC).